                                                                      EXHIBIT 21



MORRISON KNUDSEN CORPORATION

Subsidiaries of the Registrant

Consolidated, wholly owned subsidiaries of the registrant, Morrison Knudsen Corporation (Delaware) and its consolidated subsidiaries.

                                                       State or Country of
                                                       Incorporation
                                                       -------------
Atascosa Mining Co.                                    Nevada
Black Micro Corporation                                Northern Mariana Islands
Broadway Insurance Company Ltd.                        Bermuda
CF Systems Corporation                                 Massachusetts
E.E. Black, Ltd.                                       Hawaii
Ferguson MK River, Ltd.                                England
Joy MK Project Company                                 Nevada
MK Corporation of Australia Limited                    Australia
MK Engine Systems                                      New York
MK-Ferguson of Idaho Company                           Idaho
MK Ferguson of Oak Ridge Company                       Tennessee
Morrison Knudsen Corporation                           Ohio
Morrison-Knudsen Financial Company, Inc.               Nevada
Motor Coils Manufacturing Company                      Pennsylvania
National Projects, Inc.                                Nevada
Navasota Mining Company, Inc.                          Nevada
Power Parts Company                                    Nevada


The names of particular subsidiaries have been excluded because when considered in the aggregate as a single subsidiary, as of December 31, 1993, they would not constitute a significantsubsidiary under Rule 1-02 of Regulation S-X.